Exhibit 99.1

Socket Mobile Reports Positive EBITDA and Revenue of $4.4 Million for Q211
Q2 revenue up 8 percent sequentially and up 19 percent year-over-year

NEWARK, Calif., - July 26, 2011 - Socket Mobile, Inc. (NASDAQ: SCKT), an innovative provider of mobile productivity products, today reported financial results for the 2011 second quarter ended June 30, 2011.

Revenue for the second quarter of 2011 was $4.4 million, up 19 percent compared to revenue of $3.7 million for the same quarter a year ago and up 8 percent compared to $4.0 million in the immediately preceding quarter. Net loss for the second quarter of 2011 improved to $392,000, or a loss of $0.09 per share, compared to a net loss of $575,000, or a loss of $0.15 per share, in the second quarter of 2010 and a net loss of $928,000, or $0.24 per share, in the immediately preceding quarter.

Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2011 was $73,000, or $0.02 per share, compared to an EBITDA net loss of $234,000, or $0.06 per share, in the second quarter of 2010 and an EBITDA net loss of $295,000, or $0.07 per share, in the immediately preceding quarter.

Operating expenses for the second quarter of 2011 were $2.0 million, flat compared to operating expenses of $2.0 million for the same quarter a year ago, and a decrease of 3 percent compared to operating expenses of $2.1 million in the immediately preceding quarter.

Unrestricted cash and cash equivalents were approximately $1.0 million at June 30, 2011, compared to $0.8 million at March 31, 2011 and $0.5 million at December 31, 2010.

Kevin Mills, president and chief executive officer, commented, "We achieved positive earnings before interest, taxes, depreciation and amortization, or EBITDA, and continued sequential revenue growth in the second quarter, reflecting our continued progress in growing sales and reducing operating expenses. Shipments of our handheld computers increased by more than 1,000 units from the first quarter, benefiting from increased supply, and we are also seeing overall demand begin to increase from Hewlett-Packard's decision to discontinue its model 200 series iPAQs around the world.

"Total orders received in the second quarter for our handheld computers and bar code scanning products grew to $5.3 million and we ended the quarter with an order backlog of $3.4 million, of which $2.6 million in orders were for handheld computers. While shipments of our handheld computers continued to be constrained by a shortage of LCD computer screens, we saw significant improvement in the second quarter and expect these shortages to be mostly resolved in the third quarter, significantly increasing our product availability.

"We recently released our software developers kit for Apple products, which we expect to contribute to sales of our cordless barcode scanners in the second half of the year. This highly versatile barcode scanning tool enables Apple developers to easily add commercial-grade rapid and robust barcode scanning capabilities to their applications for Apple devices. Our SocketScan10 software also supports applications running on operating systems from Google (Android), Research in Motion (Blackberry) and Windows/Windows Mobile. We expect to release an Apple version of our cordless hand scanner during the third quarter. We are focused on continued positive momentum and remain committed to reaching sustainable profitable operating levels," Mills concluded.

For the six months ended June 30, 2011, revenue was $8.4 million, an increase of 12 percent compared to $7.5 million in the six month period a year ago. Net loss was $1.3 million, or a loss of $0.32 per share, compared to a net loss of $1.6 million, or a loss of $0.43 per share for the same period one year ago. Operating expenses for the six months ended June 30, 2011 were $4.1 million, compared to operating expenses of $4.6 million for the same period a year ago.

Conference Call
Management of Socket will hold a conference call and web cast today at 2 P.M. PT to discuss the quarterly results and outlook for the future. The dial-in number to access the call is (877) 407-9210 from within the U.S. or (201) 689-8049 from international locations. A replay will be available via telephone for a week following the call at (877) 660-6853 from within the U.S., or (201) 612-7415 from international locations. Access code for the replay is 286# followed by conference ID 375518#. The call will also be carried live and available via replay through a link on Socket's website at www.socketmobile.com. From the home page, choose "About Socket"/"Investor Relations"/"Conference Calls and Events." A transcript will be posted within a few days of the call.

About Socket Mobile, Inc.
With more than 18 years of experience in the Automatic Identification and Data Capture market, Socket makes mobile computing and productivity work. The company offers a family of handheld computers and an extensive portfolio of AIDC peripherals designed specifically for business mobility deployments and to enable productivity increases and drive operational efficiencies in healthcare, hospitality and other vertical markets. The company also offers OEM solutions for the mobile device market. Socket is headquartered in Newark, Calif. and can be reached at 510-933-3000 or www.socketmobile.com.

Socket is a registered trademark of Socket Mobile, Inc. All other trademarks and trade names contained herein may be those of their respective owners. ©2011, Socket Mobile, Inc. All rights reserved.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer, data collection and OEM products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute our products or may not be successful in doing so, the risk that acceptance of our products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Media Contact:	Socket Mobile Investor Contact:	Investor Relations Contact:
Krista Rogers	David Dunlap	Todd Kehrli or Jim Byers
Marketing Communications Specialist	Chief Financial Officer	MKR Group, Inc.
(510) 933-3055	(510) 933-3035	(323) 468-2300
krista@socketmobile.com	dave@socketmobile.com	sckt@mkr-group.com

--Financial tables to follow--

Socket Mobile, Inc. Summary Statements of Operations (Unaudited) (Amounts in Thousands except per share amounts)
	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenue	$ 4,353	$ 3,654	$ 8,392	$ 7,461
Cost of revenue	2,526	2,149	5,051	4,351
Gross profit	1,827	1,505	3,341	3,110
Gross profit percent	42%	41%	40%	42%
Research and development	633	559	1,288	1,240
Sales and marketing	858	960	1,686	2,199
General and administrative	532	492	1,127	1,153
Amortization of intangibles	15	15	30	30
Total operating expenses	2,038	2,026	4,131	4,622
Interest expense, net	20	54	45	102
Debt discount amortization	153	---	469	---
Deferred tax provision	8	---	16	---
Net loss	$ (392)	$ (575)	$ (1,320)	$ (1,614)
Basic and diluted net loss per share	$ (0.09)	$ (0.15)	$ (0.32)	$ (0.43)
Weighted average shares outstanding: Basic and diluted	4,234	3,794	4,084	3,791

Reconciliation of GAAP Net Loss to Earnings Before Interest, Taxes, Depreciation and Amortization
(EBITDA) (Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Net loss GAAP	$ (392)	$ (575)	$ (1,320)	$ (1,614)
Interest expense, net	20	54	45	102
Income tax expense	8	---	16	---
Depreciation	87	117	177	241
Amortization of intangibles	15	15	30	30
Debt discount amortization	153	---	469	---
Stock compensation expense	182	155	360	320
Net profit (loss) EBITDA	$ 73	$ (234)	$ (223)	$ (921)

Socket Mobile, Inc. Condensed Summary Balance Sheets (Amounts in Thousands)
	June 30, 2011 (Unaudited)	December 31, 2010*
Cash	$ 1,015	$ 461
Restricted cash	---	711
Accounts receivable	1,525	814
Inventories	1,197	1,699
Other current assets	194	128
Property and equipment, net	335	471
Goodwill	4,427	4,427
Intangible technology	180	210
Other assets	98	146
Total assets	$ 8,971	$ 9,067

Accounts payable and accrued liabilities	$ 4,227	$ 4,404
Notes payable net of debt discount	300	330
Deferred income on shipments to distributors	792	674
Deferred service revenue	453	521
Other liabilities	249	245
Common stock	59,052	57,675
Accumulated deficit	(56,102)	(54,782)
Total liabilities and equity	$ 8,971	$ 9,067
*Derived from audited financial statements.

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